Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the references to our firm in this Annual Report on Form 10-K for the year ended December 31, 2022 (including any amendments thereto, the “Annual Report”) filed by TXO Energy Partners, L.P. (the "Company"). We hereby further consent to the use and incorporation by reference of information from our report regarding those quantities estimated by us of reserves and the value of reserves as of December 31, 2022. In addition, we hereby consent to the inclusion of our summary report dated February 17, 2023 as an exhibit to the Annual Report.
CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm
/s/ W. Todd Brooker
__________________________________________W. Todd Brooker, P.E.
President
Austin, Texas
March 31, 2023

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